Press release
For immediate release
April 3 2006

NEW VIRGINIA ANNOUNCES CLOSING OF GOLDCORP ACQUISITION

Virginia Mines Inc. ("New Virginia") is pleased to announce the closing of the Arrangement involving Goldcorp Inc. ("Goldcorp") (TSX:G)(NYSE:GG), Virginia Gold Mines Inc. (TSX:VIA) and New Virginia.

In connection with the Arrangement, each outstanding common share of Virginia is exchanged for 0.4 of a common share of Goldcorp and 0.5 of a common share of New Virginia. In addition, Virginia transfered to New Virginia all of its assets not related to the Eleonore property, including all of its liquid assets, short-term and long-term investments, all cash arising from stock options and purchase warrants exercised prior to the closing of the Arrangement as well as a sliding-scale 2% royalty on Eleonore deposit.

The TSX has conditionally approved the Arrangement, including the listing of the New Virginia Shares issuable under the Arrangement, subject to the satisfaction of all of the requirements of the TSX. It is expected that trading on the shares of New Virginia (VGQ) will commence on April 5, 2006. Final day for trading of Virginia Gold Mines (VIA) will be April 4th 2006 on the Toronto Stock Exchange.

About New Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of around $35 million. Its contemplated that New Virginia's shares will shortly trade on the Toronto Stock Exchange (TSX) under the symbol VGQ. New Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT: Andre Gaumond, President, Paul Archer, V-P Exploration or Amelie Laliberte, Investor Relations.
200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events